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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

     1. Solmecs Corporation N.V., a Netherlands Antilles Corporation (100% -- owned).

     2. Solmecs (Israel) Ltd., an Israeli Corporation (100% owned through Solmecs Corporation N.V.)

     3. Heatex Ltd, an Israeli Corporation (85% owned through Solmecs (Israel)
        Ltd).